                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                     E. I. DU PONT DE NEMOURS AND COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                     E. I. DU PONT DE NEMOURS AND COMPANY
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

              [LOGO OF DU PONT]                             [DU PONT LETTERHEAD]




ANNUAL MEETING--APRIL 26, 2000

March 17, 2000

Dear Stockholder:

You are invited to attend the Company's 2000 Annual Meeting on Wednesday, April 26, 2000, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. In any case, you may request a ticket for the meeting. If you need special assistance because of a disability, please contact the DuPont Stockholder Relations Office at 302-774-0195.

The Annual Meeting gives us an opportunity to review the steps the Company is taking to achieve our sustainable growth mission and increase shareholder value. We appreciate your ownership of DuPont, and I hope you will be able to join us on April 26.

Sincerely,

/s/ Chad Holliday

C. O. Holliday, Jr.


E.I. du Pont de Nemours and Company                     [LOGO OF RECYCLED PAPER]

                                                                  March 17, 2000

To the Holders of Common Stock of
 E. I. du Pont de Nemours and Company

                            NOTICE OF ANNUAL MEETING

  The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, APRIL 26, 2000, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, the ratification of independent accountants, stockholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

  Holders of record of DuPont Common Stock at the close of business on March 6, 2000, are entitled to vote at the meeting.

  This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

                                                       Louise B. Lancaster
                                                         Secretary

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE OR COMPLETE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

IF YOU WOULD LIKE TO ACCESS YOUR PROXY MATERIALS ELECTRONICALLY NEXT
YEAR, VISIT OUR INTERNET WEB SITE AT www.econsent.com/dd/. IF YOU HOLD SHARES IN A BROKERAGE ACCOUNT, CONTACT YOUR BROKER TO REQUEST ELECTRONIC ACCESS.

                                PROXY STATEMENT

                                                                 March 17, 2000

  The enclosed proxy is being solicited by order of the Board of Directors of
E. I. du Pont de Nemours and Company for use in connection with the Annual Meeting of Stockholders to be held April 26, 2000.

  The record date with respect to this solicitation is March 6, 2000. All holders of record of DuPont Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 1,052,472,727 shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. In lieu of returning signed proxy cards, holders of record can properly execute proxies by calling a specially designated telephone number or by visiting the proxy voting Internet web site as described on the enclosed proxy card.

  The proxy also serves as the voting instruction for the trustees who hold shares of record for participants in the DuPont Savings and Investment Plan, the Pioneer Hi-Bred International, Inc. 401(k) Savings Plan and the Protein Technologies International, Inc. Savings Investment Plan. If proxies representing shares in these employee savings plans are not received by mail, telephone or Internet those shares will be voted at the discretion of a trustee.

  The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations of the Company for 1999, and this Proxy Statement were distributed together beginning March 17, 2000.

                              GENERAL INFORMATION

PROXY STATEMENT PROPOSALS. Each year the Board of Directors submits to the stockholders at the annual meeting its nominations for election of directors. In addition, the Bylaws of the Company require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 2001 Annual Meeting Proxy Statement must be received by the Company no later than November 17, 2000.

STOCKHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS. The Corporate Governance Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. In making such recommendations, the Corporate Governance Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

PROXY COMMITTEE. The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxies also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

PROXY SOLICITATION. All costs relating to the solicitation of proxies will be borne by the Company. Morrow & Co. has been retained by the Company to aid in the solicitation of proxies, at an estimated cost of $13,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees of the Company personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

SECRECY IN VOTING. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the independent tabulation agents, the independent inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                             THE BOARD OF DIRECTORS

OPERATION AND MEETINGS. The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman and Chief Executive Officer and other corporate executives. They are advised of actions taken by the Audit, Compensation, Corporate Governance, Environmental Policy and Strategic Direction Committees and the Office of the Chief Executive. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

  In 1999 six regular meetings and two special meetings of the Board of Directors were held. All current directors except G. Lindahl attended 100% of the total Board and committee meetings held in 1999. Mr. Lindahl was unable to attend the October Board meeting due to a commitment which predated his election to the Board in July, and as a result, his attendance was less than 75%. Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and Chief Executive Officer and other members of management relative to matters of mutual interest and concern to the Company.

RETIREMENT POLICY. The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

COMPENSATION. Members of the Board who are employees of DuPont or any of its subsidiaries are not compensated for service on the Board or on committees. All nonemployee directors receive an annual retainer fee of $35,000 for service on the Board. Nonemployee directors receive annual compensation for committee service as follows: (a) committee chairs receive $15,000, (b) members of the Strategic Direction Committee receive $9,000, and (c) members of the other Board committees receive $6,000. Nonemployee directors also receive an annual grant of 700 shares of DuPont Common Stock.

  Under the terms of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year, until ceasing to be a director of the Company or until death. Annual stock grants may also be deferred but only as stock units. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units. For 2000, eight directors have elected to defer payment of directors' fees or the annual stock grant. In 1998 the Company eliminated its retirement income plan for nonemployee directors. Nonemployee directors who began service on the Board prior to the plan's elimination will continue to be eligible to receive benefits under the plan provided they have served as a director for at least five years and have not qualified for an immediate or deferred pension benefit from the Company or any of its subsidiaries. The annual benefits payable under the plan are equal to one-half of the annual Board retainer (exclusive of any committee compensation and annual stock grants) in effect on the date of the director's retirement. Benefits are available for the lesser of life or 10 years.

  The Directors' Charitable Gift Plan was established to improve the competitiveness of Board compensation. After a director's death, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director will be fully vested in the Plan upon completion of five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through, among other vehicles, the purchase of life insurance policies on the lives of directors, and the Company would own and be the beneficiary of the policies. Directors derive no personal financial or tax benefit from the Plan because the charitable, tax deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company. Employee directors may participate in the Plan provided they bear their allocable cost. The Company also maintains accidental death, dismemberment and disability insurance on nonemployee directors in the amount of $300,000.

OFFICE OF THE CHIEF EXECUTIVE. The Office of the Chief Executive has responsibility for the overall direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All five members are employees and one is a director. Its members include the Chairman and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and three Senior Vice Presidents.

STRATEGIC DIRECTION COMMITTEE. The Strategic Direction Committee, which consists of three directors, is responsible for reviewing the strategic direction of the Company's major business segments. The Committee also reviews significant trends in technology and their anticipated impact on the Company. During 1999, the Strategic Direction Committee held one meeting.

ENVIRONMENTAL POLICY COMMITTEE. The Environmental Policy Committee, which consists of three directors, is responsible for reviewing the Company's environmental policies and practices. The Committee also provides support for the Company's sustainable growth mission. The Environmental Policy Committee held two meetings in 1999.

AUDIT COMMITTEE. The Audit Committee, which consists of five directors, employs independent accountants, subject to stockholder ratification, to audit the Company's financial statements and perform other assigned duties. The Committee also requests the Company's subsidiaries to engage independent accountants, as the Committee deems appropriate, to audit their respective financial statements. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company's internal controls. No member of the Audit Committee may be an officer or employee of the Company or any subsidiary. During 1999, the Audit Committee held six meetings.

COMPENSATION COMMITTEE. The Compensation Committee, which consists of three directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. The Committee has responsibility for recommending to the Board levels of compensation for the Chief Executive Officer who is an employee director. The Compensation Committee also administers grants under the Company's compensation plans. No member of the Committee may be an officer or employee of the Company or any subsidiary. Current members of the Compensation Committee include A. J. P. Belda, L. D. Juliber and H. R. Sharp, III. S. I. Weill served on the Committee for part of 1999. During 1999, the Compensation Committee held eight meetings.

CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee, which consists of three directors, is responsible for recommending to the Board nominees for election as directors, including nominees for election as directors at the annual meeting. The Committee also has responsibility for reviewing and making recommendations to the Board related to matters of corporate governance such as the practices, policies and procedures affecting directors and the Board's operations and effectiveness. No member of the Committee may be an officer or employee of the Company or any subsidiary. During 1999, the Corporate Governance Committee held three meetings.

OTHER INFORMATION. In August 1995 a purported stockholder derivative action was brought in the U.S. District Court in Columbus, Georgia, by one individual on behalf of the Company against the then current and certain former directors (including L. C. Duemling, E. B. du Pont, W. K. Reilly, H. R. Sharp, III and C.
M. Vest). The civil suit, which seeks unspecified damages and other relief, alleges a breach of fiduciary duty relating to the Company's defense of certain Benlate(R) 50 DF fungicide litigation. A motion to dismiss has been filed and remains pending.

                            1--ELECTION OF DIRECTORS

  The 13 nominees for election as directors are identified on pages 4 through
7. All nominees are now members of the Board of Directors. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

  The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships, and age as of the date of the 2000 Annual Meeting.

                ALAIN J. P. BELDA
                [PHOTO OF ALAIN J.P. BELDA]
                Director since January 2000       Member, Compensation Committee
                Age 56

                Mr. Belda is President and Chief Executive Officer of Alcoa Inc., the world's largest producer of primary aluminum, fabricated aluminum and alumina. He formerly served as president and chief operating officer, vice chairman, and executive vice president. Mr. Belda is a director of Alcoa Inc., Citigroup Inc. and Cooper Industries.

                CURTIS J. CRAWFORD
                [PHOTO OF CURTIS CRAWFORD]
                Director since 1998        Chair, Corporate Governance Committee
                Age 52                                   Member, Audit Committee

                Mr. Crawford is President and Chief Executive Officer of ZiLOG, Inc., a producer of application specific standard products in the semiconductor industry. From 1995 to January 1998, Mr. Crawford was group president, Microelectronics Group, Lucent Technologies, Inc., and also served as president, Intellectual Property Division, from October 1997. From 1993 to 1995, he was president of AT&T Microelectronics, a business unit of AT&T Corporation. Mr. Crawford is chairman of the board of ON Semiconductor Company and a director of ITT Industries, Inc., and ZiLOG, Inc. He also serves as a trustee of DePaul University.

                LOUISA C. DUEMLING
                [PHOTO OF LOUISA C. DUEMLING]
                Director since 1982                        Member, Environmental
                Age 64                                          Policy Committee

                Mrs. Duemling is a member of the board of governors of the Nature Conservancy and the board of trustees of the Chesapeake Bay Foundation.

                EDWARD B. DU PONT
                [PHOTO OF EDWARD B. DU PONT]
                Director since 1978       Member, Corporate Governance Committee
                Age 66

                Mr. du Pont was chairman of Atlantic Aviation Corporation, the principal business of which is the charter, completion, storage, operation and maintenance of aircraft. He serves as a director of Wilmington Trust Corporation, a trustee of Christiana Care Corporation and the University of Delaware, president and a trustee of Eleutherian Mills-Hagley Foundation, and a vice president and a trustee of Longwood Foundation, Inc.

                CHARLES O. HOLLIDAY, JR.
                [PHOTO OF CHARLES O. HOLLIDAY, JR.]
                Director since 1997                             Chair, Strategic
                Age 52                                       Direction Committee

                Chairman and Chief Executive Officer, Mr. Holliday is a former president, executive vice president, president and chairman-DuPont Asia Pacific and senior vice president. He is a director of Analog Devices, Inc. and a member of The Business Council and The Business Roundtable. Mr. Holliday also serves on the Chancellor's Advisory Council for Enhancement at the University of Tennessee, is a trustee of the Winterthur Museum and Gardens and chairs the World Business Council on Sustainable Development.

                DEBORAH C. HOPKINS
                [PHOTO OF DEBORAH C. HOPKINS]
                Director since January 2000              Member, Audit Committee
                Age 45

                Ms. Hopkins is Senior Vice President and Chief Financial Officer of The Boeing Company, an aerospace company, and Chairman of Boeing Capital Corp., which provides financing and leasing for a wide range of aerospace products. She formerly served as vice president of finance and chief financial officer for General Motors Europe and general auditor of General Motors Corporation. Ms. Hopkins is on the board of the Foundation for the Malcolm Baldridge National Quality Award and is a director of the Private Export Funding Corporation.

                LOIS D. JULIBER
                [PHOTO OF LOIS D. JULIBER]
                Director since 1995                Chair, Compensation Committee
                Age 51                     Member, Strategic Direction Committee

                Ms. Juliber is Executive Vice President and Chief of Operations, Developed Markets, Colgate-Palmolive Company, the principal business of which is the production and marketing of consumer products. She formerly served as president, Colgate-Palmolive North America and chief technological officer of Colgate-Palmolive. Ms. Juliber is a member of the board of trustees of Wellesley College and the Brookdale Foundation.

                GORAN LINDAHL
                [PHOTO OF GORAN LINDAHL]
                Director since July 1999 Member, Environmental Policy Committee Age 54

                Mr. Lindahl is President and Chief Executive Officer of ABB Ltd., a globalized technology and engineering company. He formerly served as executive vice president of ABB Ltd. Mr. Lindahl is a director of ABB Ltd. and LM Ericsson AB, vice chairman of the Prince of Wales Business Leaders Forum and co-chairman of the EU-ASEAN Industrialists Round Table.

                MASAHISA NAITOH
                [PHOTO OF MASAHISA NAITOH]
                Director since January 2000              Member, Audit Committee
                Age 62

                Mr. Naitoh is Executive Vice President of ITOCHU Corporation, an international trading company headquartered in Tokyo, Japan. He formerly served as senior managing director and advisor of ITOCHU. Prior to joining ITOCHU, Mr. Naitoh served in a number of senior policy positions in the Japanese government's Ministry of Trade and Industry. Mr. Naitoh is a director of Molex Incorporated and a member of the board of advisors of the Center for International Political Economy in New York.

                WILLIAM K. REILLY
                [PHOTO OF WILLIAM K. REILLY]
                Director since 1993        Chair, Environmental Policy Committee
                Age 60                    Member, Corporate Governance Committee

                Mr. Reilly is President and Chief Executive Officer of Aqua International Partners, L.P., which finances water supply and wastewater treatment in developing countries. He formerly served as administrator of the United States Environmental Protection Agency, the Payne visiting professor at the Institute for International Studies at Stanford University and president of World Wildlife Fund and The Conservation Foundation. Mr. Reilly is a director of Conoco Inc., Evergreen Holdings, Inc., and Royal Caribbean International and a trustee of The American Academy in Rome, The National Geographic Society, Presidio Trust and World Wildlife Fund. He also serves on the board of Yale University Corporation.

                H. RODNEY SHARP, III
                [PHOTO OF H. RODNEY SHARP, III]
                Director since 1981                            Member, Audit and
                Age 64                                   Compensation Committees

                Mr. Sharp is President of the Board of Trustees of Longwood Foundation, Inc., and a director of Wilmington Trust Corporation. He is a trustee of St. Augustine's College (Raleigh, North Carolina) and a trustee and director of Christiana Care Corporation. Mr. Sharp also serves as treasurer and a director of Planned Parenthood of Delaware.

                CHARLES M. VEST
                [PHOTO OF CHARLES M. VEST]
                Director since 1993                       Chair, Audit Committee
                Age 58

                Mr. Vest is President of the Massachusetts Institute of Technology. He is a former provost and vice president of Academic Affairs and dean of Engineering of the University of Michigan. Mr. Vest is a director of International Business Machines Corporation, a fellow of the American Association for the Advancement of Science, and a member of the National Academy of Engineering and the President's Committee of Advisors on Science and Technology. He is vice chair of the Council on Competitiveness.

                SANFORD I. WEILL
                [PHOTO OF SANFORD I. WEILL]
                Director since 1998        Member, Strategic Direction Committee
                Age 67

                Mr. Weill is Chairman and Co-Chief Executive Officer of Citigroup Inc., a diversified financial services company. He formerly served as chairman and chief executive officer of Travelers Group. He is a director of AT&T Corporation, Citigroup Inc. and United Technologies Corporation and a member of The Business Council and The Business Roundtable. He also serves as chairman of the board of trustees of Carnegie Hall and chairman of the board of overseers of the Joan and Sanford I. Weill Medical College and Graduate School of Medical Sciences of Cornell University.

                       BENEFICIAL OWNERSHIP OF SECURITIES

PRINCIPAL STOCKHOLDERS. As of December 31, 1999, Wilmington Trust Corporation, Wilmington, Delaware, beneficially owned an aggregate of 63,685,057 shares of the Company's Common Stock, or 6% of such shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts and at year-end included 7,342,245 shares held in the DuPont Flexitrust, a trust created by the Company to satisfy obligations of the Company under various employee benefit and compensation plans.

DIRECTORS AND EXECUTIVE OFFICERS. Following is information concerning beneficial ownership of shares in DuPont for each director and nominee, executive officers named in the Summary Compensation Table on page 13 and for all directors and executive officers as a group as of December 31, 1999. Also included are shares of DuPont Common Stock granted in 2000 under the Variable Compensation Plan and shares delivered or stock units credited to directors prior to February 15, 2000 under the Stock Accumulation and Deferred Compensation Plan for Directors. Under rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                        AMOUNT AND NATURE OF
                                        BENEFICIAL OWNERSHIP
                                ------------------------------------
                                         (NUMBER OF SHARES)
                                             VOTING OR
                                            INVESTMENT    RIGHT TO   PERCENT OF
                                DIRECT(/1/) POWER(/2/)* ACQUIRE(/3/) CLASS(/4/)
                                ----------- ----------- ------------ ----------
DUPONT COMMON STOCK

 A. J. P. Belda................        757      --           --          --

 C. J. Crawford................      1,808      --           --          --

 L. C. Duemling................    138,653   1,055,172       --          --

 E. B. du Pont.................  1,466,882  7,788, 179       --         0.9%

 R. R. Goodmanson(/5/).........     21,777      --           --          --

 C. O. Holliday, Jr............    126,961     285,300     593,654       --

 D. C. Hopkins.................        700      --           --          --

 L. D. Juliber.................      6,403         600       --          --

 K. M. Landgraf(/6/)...........     32,555      --         245,800       --

 G. Lindahl....................      1,002      --           --          --

 M. Naitoh.....................        700      --           --          --

 G. M. Pfeiffer................     21,012     206,648      90,741       --

 D. H. Reilley(/7/)............     26,580      --         187,573       --

 W. K. Reilly..................     10,255      --           --          --

 H. R. Sharp, III..............    366,437   6,426,892       --         0.6%

 C. M. Vest....................      6,054      --           --          --

 S. I. Weill...................     16,429      --           --          --

 E. S. Woolard, Jr.(/8/).......    392,133      20,000     942,394       --

 Directors and Executive
  Officers as a Group(/9/).....  2,744,185  10,221,443   3,515,320      1.6%

-------

(1) Reported in this column are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are stock units credited under the Variable Compensation Plan, the Salary Deferral and Savings Restoration Plan and the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, restricted stock units credited under the Stock Performance Plan and shares resulting from option exercises for which delivery is deferred.

(2) Reported in this column are other shares with respect to which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3) Reported in this column are shares which directors and executive officers have a right to acquire through the exercise of stock options granted under DuPont's stock option plans.

(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

(5) R. R. Goodmanson joined the Company effective May 1, 1999.

(6) K. M. Landgraf ceased being an executive officer of the Company effective January 1, 2000 in connection with his appointment as Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company.

(7) D. H. Reilley resigned from the Company effective March 1, 2000.

(8) E. S. Woolard, Jr. retired from the Board effective December 31, 1999.

(9) Directors and Executive Officers as a Group own directly 200 shares of DuPont Photomasks, Inc. Common Stock.

  * Because they may be deemed to share, directly or indirectly, voting and/or investment power, E. B. du Pont and G. M. Pfeiffer are each listed as beneficial owners of the same 206,648 shares and E. B. du Pont and H. R. Sharp, III, are each listed as beneficial owners of the same 5,320,302 shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. During 1999, one report timely filed by H. R. Sharp, III, a director, was amended to include additional transactions by family trusts. An administrative error by an investment advisor resulted in late reporting of shares purchased for a trust and a retirement account of C. J. Crawford, a director. A late report was filed by E. B. du Pont, a director, to report one transaction by a trust.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing policies and programs for executive officers and other employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee recommends to the Board of Directors specific individual compensation actions for employee directors.

  The Company's executive compensation policy is to attract, reward and retain management who will achieve the business objectives of the Company, and to provide competitive total annual compensation based on positions of equivalent responsibility within a self-constructed group of peer companies. Total annual compensation consists of salary and variable compensation. When determining variable compensation the Committee evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page 16. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

  The Committee believes in management maintaining a significant equity position in the Company. Stock ownership guidelines were established in 1997 to better align executive officers and other senior managers with the interests of stockholders and to encourage a long-term focus in managing the Company. Stock ownership guidelines vary from a minimum of five times base salary for the CEO to one and one-half times for Vice Presidents.

  Compensation for executive officers consists of several components: salary, variable compensation, stock options and, in limited circumstances, restricted stock.

SALARY

  Consistent with the Company's policy, salaries are about the average of the peer group. Salary increases for executive officers are based on individual contribution and position relative to the average of the peer group. This is the same approach as used for other salaried employees.

VARIABLE COMPENSATION PLAN

  The Variable Compensation Plan (VCP) provides approximately 8,600 DuPont employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their individual contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock, and senior management employees have the choice of receiving up to 100% in stock.

  As approved by stockholders, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results, excluding all nonrecurring items, in determining the overall limit on variable compensation. This ensures that the amount available for variable compensation fluctuates in relation to the Company's operating results.

  In determining VCP payments to participants for 1999, the Committee used a formula which consisted of equally weighted components of earnings per share
(EPS) versus the prior year and return on investors' capital (ROIC) versus the average of the peer group. The formula may be adjusted based on a subjective assessment of corporate financial performance compared with the peer group. For 1999 the Committee reviewed the Company's performance relative to the peer group's EPS, ROIC and total shareholder return.

  Variable compensation differentiation by business unit is based on underlying after-tax operating income and cash flow from operations versus each unit's financial commitment for the year. In addition, payments may be differentiated by business unit based on a subjective assessment of performance in such areas as workplace environment, treatment and development of people, strategic staffing, safety, and environmental stewardship.

  In arriving at the level of payments for 1999, the Committee considered that 1999 EPS (excluding all nonrecurring items and seasonal losses associated with the fourth quarter acquisition of Pioneer Hi-Bred International, Inc.) represented a modest improvement over 1998 and ROIC was above the peer group. Average business unit performance was 95% of commitment. The Committee approved average corporate grants that were 107% of 1998 levels. Payments among businesses ranged from 43% to 158% of the average. The majority of business units received upward and downward adjustments for safety and environmental stewardship and for workplace environment, treatment and development of people, and strategic staffing.

  Variable compensation payments for 1999 were 37% of the maximum amount available under the overall VCP limit. Over the past ten years, the Committee has approved payments on average of 52% of the maximum available.

STOCK PERFORMANCE PLAN

  Stock options are granted to provide an incentive primarily for employees responsible for the growth and success of the Company. Stock option grants are also intended to encourage the ownership of DuPont stock and thereby further the identity of interests of optionees with those of the Company's stockholders. About 1,350 employees, including executive officers, key leaders in all global regions and middle management, received grants in 1999.

  The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc., of 43 large industrial companies. The consulting firm's survey included ten of the peer group companies used for the total annual compensation and stock performance graph comparisons referenced above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Corporate financial performance may be considered by the Committee in determining the number of stock options granted. Targets for DuPont are set to be near the median long-term incentive opportunity granted by the survey group.

  Stock options are typically granted annually. Individual grants may range from 50% to 150% of the target for each level of responsibility to reflect potential and individual performance including achievement of critical operating tasks in such areas as organizational capacity and strategic positioning. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. Typically, annual grants are made at market price on the date of grant and, after they become exercisable over a multiyear vesting period, have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date.

  A reload feature is available to facilitate stock ownership by management. Participants are eligible for reload options upon the exercise of previously granted stock options with the condition that shares received from the exercise are held for at least two years. Reloads are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option. Reload options do not increase the combined number of shares and options held by the executive prior to the exercise.

  Restricted stock or stock units may also be granted under the Stock Performance Plan as a component of competitive long-term compensation. Grants are made very selectively to attract, retain or reward individuals in specific situations. Restricted stock is awarded to more closely align the interests of the recipient with the long-term success of the Company. Typically, restricted stock must be held for a minimum period of at least three years.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER (CEO)

  The Compensation Committee uses the position of Executive Vice President as the benchmark tie to the peer group rather than that of CEO for determining the CEO's total annual compensation. This practice has been used to address concerns over the upward spiral of CEO pay and the widening divergence in CEO compensation compared to the average employee. Total annual compensation for the CEO remains about twice that of an Executive Vice President position.

  Mr. Holliday, who served as Chairman and CEO throughout 1999, did not receive a salary increase in 1999. This was done as part of the Committee's philosophy to rebalance the CEO's compensation and make it more directly related to successful development and execution of corporate strategic direction. He received a normal stock option grant of 300,000 options. Additionally, consistent with the rebalancing of CEO compensation he received a special grant of 700,000 premium options with an exercise price of $75 per share versus a market price of $52.50 on February 3, 1999, the date of grant. Furthermore, these premium options may not be exercised until three years after grant.

  Mr. Holliday's variable compensation grant for 1999 of $1,800,000 was 100% of the target for the CEO position. This grant was based on his strong leadership reflected in the Company's business results. In 1999 he shaped the Company's sustainable growth mission, and initiated major efforts to improve productivity through the use of Six Sigma and increase revenue growth through greater focus on knowledge intensity. In addition, bold steps were taken to create a leadership position in biotechnology aimed at positioning the Company for long-term profitable growth. Consistent with Company performance and with the grants awarded to other corporate employees, his 1999 grant was about 106% of the 1998 variable compensation grant.

                                   * * * * *

  The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company has taken appropriate actions to preserve its income tax deduction.

  The Compensation Committee believes the executive compensation programs and practices described above are competitive. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if shareholder value is increased.

                                                 COMPENSATION COMMITTEE

                                                   Lois D. Juliber, Chair
                                                   Alain J. P. Belda
                                                   H. Rodney Sharp, III

                   COMPENSATION AND STOCK OPTION INFORMATION

  The following table shows information about the compensation of the Company's chief executive officer and four other highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.

                          SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION                          COMPENSATION
                                     ---------------------------------------------- -----------------------------------
                                                       VARIABLE         OTHER       RESTRICTED  SHARES UNDER- ALL OTHER
       NAME AND                                      COMPENSATION      ANNUAL          STOCK    LYING OPTIONS COMPENSA-
  PRINCIPAL POSITION                 YEAR   SALARY   (BONUS)(/1/) COMPENSATION(/2/) AWARDS(/3/) GRANTED(/4/)  TION(/5/)
  ------------------                 ---- ---------- ------------ ----------------- ----------- ------------- ---------
C. O. Holliday, Jr.                  1999 $1,000,000  $1,800,000           --              --     1,012,529    $30,000
 Chairman                            1998    972,663   1,700,000           --       $1,085,410      230,000     28,360
 and Chief Executive Officer         1997    526,400   1,050,000      $481,498             --       517,859     15,792

K. M. Landgraf(/6/)                  1999    538,400     600,000           --              --        83,600     16,077
 Executive Vice President            1998    510,400     625,000           --          162,811       68,300     15,252
 and Chief Operating Officer         1997    466,400     710,000           --              --       196,400     13,992


D. H. Reilley(/7/)                   1999    468,000     600,000           --              --       145,407      5,390
 Executive Vice President            1998    336,900     368,000           --          196,331       31,900      9,838
 and Chief Operating Officer         1997    240,840     264,000           --              --        79,100      7,017

R. R. Goodmanson(/8/)                1999    366,680     550,000           --          988,666      150,000        --
 Executive Vice President             --         --          --            --              --           --         --
 and Chief Operating Officer          --         --          --            --              --           --         --

G. M. Pfeiffer                       1999    370,400     443,000           --              --        34,800     10,911
 Senior Vice President               1998    302,400     300,000           --           74,287       37,115      9,036
 and Chief Financial Officer         1997    228,950     210,000           --              --        55,200      6,588

-------

(1) On average, about 25% of variable compensation is paid in DuPont Common Stock. For R. R. Goodmanson, includes a one-time signing bonus of $100,000 paid to Mr. Goodmanson in connection with commencement of his employment with the Company.

(2) For 1997, includes $166,500 for reimbursement of taxes in excess of those that would have been incurred in C. O. Holliday Jr.'s base country, and $307,790 in foreign housing allowances and other customary payments for expenses related to an overseas assignment.

(3) For 1999 grants, reflects value as of December 31, 1999, at closing price for DuPont Common Stock of $65.875, of restricted stock grants awarded under DuPont Stock Performance Plan with vesting periods of at least three years. R. R. Goodmanson received 10,000 restricted stock units in May 1999 at a grant price of $72.1875 per share and 5,000 restricted stock units in December 1999 at a grant price of $61.625 per share. At December 31, 1999, other named executive officers held restricted stock in the following aggregate numbers and values based on $65.875 closing price per share: C.
    O. Holliday, Jr, 20,903 shares, $1,377,035; K. M. Landgraf, 3,135 shares, $206,554; D. H. Reilley, 3,781 shares, $249,138; and G. M. Pfeiffer, 1,431 shares, $94,268.

(4) For C. O. Holliday, Jr., includes reload options of 12,529 and for D. H. Reilley includes reload options of 2,207. See Note 2 of the Option Grants Table and Notes 1 and 2 of the Aggregated 1999 Option Exercises/Year-End 1999 Option Values Table for more detail on the reload feature, which is also described in the Compensation Committee Report on Executive Compensation at page 11.

(5) The Company's matching contributions made pursuant to the Company's savings plans, including the following amounts credited under the related savings restoration plan in 1999: $25,200 for C. O. Holliday, Jr.; $11,277 for K. M. Landgraf; $590 for D. H. Reilley; and $6,111 for G. M. Pfeiffer.

(6) K. M. Landgraf ceased being an executive officer of the Company effective January 1, 2000 in connection with his appointment as Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company.

(7) D. H. Reilley resigned from the Company effective March 1, 2000.

(8) R. R. Goodmanson joined the Company effective May 1, 1999.

                              OPTION GRANTS TABLE

                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF
                                                                                  STOCK PRICE APPRECIATION
                         INDIVIDUAL OPTION GRANTS IN 1999(/1/)(/2/)                 FOR OPTION TERM(/4/)
                         --------------------------------------------------- -----------------------------------
                          NUMBER OF     PERCENT
                           SHARES      OF TOTAL
                         UNDERLYING     OPTIONS                  EXPIRA-
                           OPTIONS      GRANTED     EXERCISE      TION
NAME                       GRANTED      IN 1999    PRICE(/3/)     DATE       0%             5%             10%
----                     -----------   ---------   -----------  ------------ ---          ------         -------
C. O. Holliday, Jr. ....      300,000        3.74%   $    52.50       2/2/09  0       $9,900,000     $25,110,000
                              700,000        8.73         75.00       2/2/09  0        7,350,000      42,840,000
                                5,539        0.07         70.40     10/31/02  0           83,604         364,431
                                1,419        0.02         70.40      1/26/03  0           21,418          93,361
                                5,571        0.07         70.40      1/26/03  0           84,087         366,537

K. M. Landgraf(/7/).....       83,600        1.04         52.50       2/2/09  0        2,758,800       6,997,320

D. H. Reilley(/8/)......       58,200        0.73         52.50       2/2/09  0        1,920,600       4,871,340
                               85,000        1.06         71.75      4/30/09  0        1,168,750       5,478,250
                                2,207        0.03         70.40       3/2/05  0           33,312         145,206

R. R. Goodmanson(/9/)...      150,000        1.87         71.75      4/30/09  0        2,062,500       9,667,500

G. M. Pfeiffer..........       34,800        0.43         52.50       2/2/09  0        1,148,400       2,912,760
-------
All Stockholders'
  Gains................. increase in market value of DuPont Common Stock at
                         assumed rates of stock price appreciation(/5/)....      $37,603,967,082 $95,377,334,689
All Optionees'
  Gains................. as a percent of all stockholders' gains(/6/)......                0.70%           0.70%

(1) Stock options are exercisable beginning one to three years from date of grant and have a term of ten years. The closing price of DuPont Common Stock on the NYSE-Composite Transactions Tape must be at least 120% of the option price for a period of five consecutive trading days for the options to be exercisable.

(2) Shares shown in italics are subject to reload options which were granted when a previously granted option was exercised. These reload options have not increased the combined number of shares and options held by the executive prior to exercise. The reload feature was added in 1997 to accelerate stock ownership by executives. The shares of DuPont Common Stock received upon exercise of the original stock option must be held for at least two years. Reload options are granted at fair market value on the date of exercise of the original option, have a term equal to the remaining term of the original option, and are exercisable six months from date of reload grant.

(3) The exercise price is the average of the high and low prices of DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(4) Represents total appreciation over the exercise price at the assumed annual appreciation rates of 0%, 5% and 10% compounded annually for the term of the option.

(5) Calculated from the $52.50 exercise price applicable to most options granted under the Stock Performance Plan in 1999 based on the 1,139,514,154 shares outstanding on the February 3, 1999 grant date for those options.

(6) Represents potential realizable value for all options granted under the Stock Performance Plan in 1999 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all such options granted in 1999 is calculated from the $52.50 exercise price applicable to most options granted in 1999 under the Plan.

(7) K. M. Landgraf ceased being an executive officer of the Company effective January 1, 2000 in connection with his appointment as Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company.

(8)  D. H. Reilley resigned from the Company effective March 1, 2000.

(9)  R. R. Goodmanson joined the Company effective May 1, 1999.

      AGGREGATED 1999 OPTION EXERCISES/YEAR-END 1999 OPTION VALUES TABLE

                                                      SHARES UNDERLYING        VALUE OF UNEXERCISED
                                  OPTION             UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                            EXERCISES IN 1999       HELD AT DEC. 31, 1999   HELD AT DEC. 31, 1999(/2/)
                         ------------------------ ------------------------- -----------------------------
                           SHARES
                         UNDERLYING     VALUE
NAME                      OPTIONS   REALIZED(/1/) EXERCISABLE UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
----                     ---------- ------------- ----------- ------------- -------------  --------------
C. O. Holliday, Jr. ....   37,600    $1,761,367     325,385     1,444,935   $   3,396,391   $   8,140,161
K. M. Landgraf(/3/).....      --            --      120,965       251,335       1,587,552       2,574,861
D. H. Reilley(/4/)......    9,454       440,479     124,589       210,418       3,315,635       1,453,840
R. R. Goodmanson(/5/)...      --            --          --        150,000             --              --
G. M. Pfeiffer..........      --            --       48,039        89,002         627,064         974,238

-------

(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price. The reload feature prohibits distribution of all gains, as described in the Compensation Committee Report on Executive Compensation at page 11 and Note 2 of the Option Grants Table. The gains after taxes are converted to shares of DuPont Common Stock that may not be sold or transferred for at least two years.

(2) Represents the closing price for DuPont Common Stock on December 31, 1999 of $65.875 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant (or six months in the case of reload options) and have met applicable stock price hurdles. Unexercisable options have either not met the applicable vesting requirements or have not met the applicable price hurdles.

(3) K. M. Landgraf ceased being an executive officer of the Company effective January 1, 2000 in connection with his appointment as Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company.

(4)  D. H. Reilley resigned from the Company effective March 1, 2000.

(5)  R. R. Goodmanson joined the Company effective May 1, 1999.

                            EMPLOYMENT ARRANGEMENTS

  The Company generally does not enter into employment agreements with executive officers. However, in connection with R. R. Goodmanson's joining the Company effective May 1, 1999 as a mid-career hire in the position of Executive Vice President, the Company agreed to provide him with a guaranteed annual salary and bonus of $1,150,020 through December 2001, enhanced severance payments in the event of termination by the Company before May 1, 2004 based on two years' salary at termination plus two times the value of Mr. Goodmanson's last annual variable compensation grant, and other compensation as described in the Summary Compensation Table on page 13.

                         STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and three of the ten companies are direct competitors. The peer group companies are: Dow, Eastman Kodak, ExxonMobil, Ford, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Monsanto, Union Carbide and Xerox.



                                  [GRAPH]
                                  ------
                  DuPont          S&P 500         Peer Group
          1994    $  100           $  100             $  100
          1995     128.5            137.5              134.6
          1996     177.8            169.1              182.1
          1997     231.8            225.5              245.5
          1998     209.3            290.0              345.4
          1999     266.0            351.0              429.8

  The graph assumes that the value of the investment in DuPont Common Stock, the S&P 500 Stock Index and the peer group of companies each was $100 on December 31, 1994 and that all dividends were reinvested. The peer group is weighted by market capitalization.

                              RETIREMENT BENEFITS

  Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under separate, nonfunded pension restoration plans.

                                            ESTIMATED ANNUAL RETIREMENT
    SALARY AND                             BENEFITS BASED ON SERVICE OF:
     VARIABLE                       -------------------------------------------
   COMPENSATION                      30 YEARS   35 YEARS   40 YEARS   45 YEARS
   ------------                     ---------- ---------- ---------- ----------
    $  650,000    ................  $  284,000 $  333,000 $  381,000 $  430,000
     1,210,000    ................     536,000    627,000    717,000    808,000
     1,770,000    ................     788,000    921,000  1,053,000  1,186,000
     2,330,000    ................   1,040,000  1,215,000  1,389,000  1,564,000
     2,890,000    ................   1,292,000  1,509,000  1,725,000  1,942,000
     3,450,000    ................   1,544,000  1,803,000  2,061,000  2,320,000

  The above table illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan and pension restoration plans to DuPont employees retiring at age 65 in 2000. As of normal retirement age (65), the years of service credited for retirement benefits for active DuPont employees named in the Summary Compensation Table on page 13 would be as follows: 43 years for C. O. Holliday, Jr., 31 years for K. M. Landgraf, 13 years for R. R. Goodmanson and 40 years for G. M. Pfeiffer. D. H. Reilley resigned from the Company effective March 1, 2000. R. R. Goodmanson joined the Company effective May 1, 1999.

                  2--RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 28, 1999, the stockholders ratified the appointment by the Audit Committee of PricewaterhouseCoopers LLP to perform the functions assigned to it in accordance with the Bylaws.

  PricewaterhouseCoopers LLP has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

  During 1999, PricewaterhouseCoopers LLP audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services. Worldwide fees for all services provided by PricewaterhouseCoopers LLP totaled $35 million for the year, of which $6.3 million was for the annual audit of the Company's consolidated financial statements and those of its subsidiaries.

  Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed PricewaterhouseCoopers LLP as independent accountants to perform an examination of the Company's consolidated financial statements for the year 2000 and to render other services as required of them.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

  The Board of Directors recommends that you vote "FOR" the following resolution:

  RESOLVED: That the action of the Audit Committee in employing
  PricewaterhouseCoopers LLP as independent accountants for the year 2000 to perform the functions assigned to them in accordance with Article III,
  Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

              3--STOCKHOLDER PROPOSAL ON POLITICAL NONPARTISANSHIP

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C., owner of 300 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:

  RESOLVED: That the stockholders of DuPont assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political nonpartisanship. To this end the following practices are to be avoided:

  (a) The handing of contribution cards of a single political party to an employee by a supervisor.

  (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

  (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

  (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

  (e) Placing a preponderance of contribution cards of one party at mail station locations.

                            Stockholder's Statement

  REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not DuPont). And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.

  If you AGREE, please mark your proxy FOR this resolution.

                       Position of the Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

  DuPont's policy is that no direct or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual. At the same time, employees are encouraged to exercise their responsibilities as citizens and to vote and be involved in the political process.

  The Board believes that the Company's policy goes further than the proposal and accomplishes the purpose of the proposal to avoid coercion of employees and embarrassment of the Company.

                 4--STOCKHOLDER PROPOSAL ON EMPLOYMENT MATTERS

  Thomas T. Gniewek, Jr. of 123 Norwood Drive, Camden, Tennessee 38320, owner of 1,334 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

  RESOLVED: Stockholders request the Board of Directors prepare a report, at reasonable cost and excluding confidential information, to be made available to shareholders four months from the date of the annual meeting on our progress in response to the Glass Ceiling Commission's business recommendations including a review of:

  (1) Steps company has taken to use the Glass Ceiling Commission Report and management's recommendations flowing from it.

  (2) Company-wide policies addressing leadership development, employee mentoring, workforce diversity initiatives and family friendly programs.

  (3) Explanations of how executive compensation packages and performance evaluations integrate company efforts in breaking the glass ceiling.

  (4) The top one hundred or one percent of company wage earners broken down by gender.

                            Stockholder's Statement

  The term "glass ceiling" was first used in a 1985 Wall Street Journal article to describe an artificial barrier to the advancement of women into corporate management positions. Senator Robert Dole introduced the Glass Ceiling Act, as part of Title II of the Civil Rights Act of 1991. President Bush signed the 1991 Civil Rights Act establishing a bipartisan twenty-nine member Glass Ceiling Commission. The Commission was charged with preparing recommendations on the glass ceiling issue for the President and corporate leaders.

  In 1991, then Secretary of Labor Lynn Martin completed the Glass Ceiling Initiative Report. Senator Dole praised the report, "[this] confirm[s] what many of us have suspected all along -- the existence of invisible, artificial barriers blocking women and minorities from advancing up the corporate ladder to management and executive level positions" and "for this Senator, the issue boils down to ensuring equal access and equal opportunity."

  Chairperson of the Glass Ceiling Commission Robert Reich stated, "The glass ceiling is not only an egregious denial of social justice that affects two-thirds of the population, but a serious economic problem that takes a huge financial toll on American business." And "...we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization."

  The stated vision of the Glass Ceiling Commission is "a national corporate leadership fully aware that shifting demographics and economic restructuring make diversity at management and decision making levels a prerequisite for the long term success of the United States in domestic and global market places." The report revealed that women made up 47.5 percent of the total workforce and earned over half of all Master degrees, yet 95 percent of senior-level managers remain men. Women today earn about $.72 for every dollar earned by men.

  The Glass Ceiling Commission Report, released in 1995, confirms inclusiveness in the workplace has a positive impact on the bottom line. A 1993 study of the Standard and Poor 500 companies revealed, "...firms that succeed in shattering their own glass ceiling racked up stock-market records that were really two and one half times better than otherwise comparable companies."

  We believe top management positions should more closely reflect the people in the workforce and marketplace if our company is going to remain competitive.

                       Position of the Board of Directors
    The Board of Directors recommends that you vote "AGAINST" this proposal.

  DuPont shares a commitment to diversity in the composition of its workforce. This commitment is grounded in the knowledge that diversity makes DuPont a better, more competitive company. DuPont recognizes that a diverse workforce generates diverse thinking and new and different perspectives, which result in the innovative products and services the Company offers.

  DuPont has long been considered a leader in the area of workforce diversity and its efforts have been well publicized. In addition, the Company has earned international recognition for its pioneering race and gender awareness programs, recruitment efforts, mentoring and leadership development initiatives and policies for working parents. The Company has made continuing progress in recruiting, hiring, developing and promoting white women and people of color. DuPont is committed to further enhancing and expanding these efforts in the twenty-first century.

  The composition of the Company's workforce and DuPont's sustained commitment to diversity are evidence of the effectiveness of the Company's efforts to ensure fair treatment of all individuals in hiring and advancement. DuPont therefore believes the objectives of the proposal are already being met.

                    5--STOCKHOLDER PROPOSAL ON PLANT CLOSURE

  The International Brotherhood of DuPont Workers, P.O. Box 16333, Louisville, Kentucky, owner of 60 shares of DuPont Common Stock, has given notice that it will introduce the following resolution and statement in support thereof:

  RESOLVED: That the stockholders of E. I. du Pont de Nemours and Company, assembled in annual meeting and by proxy, hereby request that the Board of Directors consider the following nonbinding proposal: That it create a committee, with members drawn from the employee work force of DuPont, the union leadership of DuPont, the management of DuPont, and any necessary independent consultants, to report to the Board of Directors regarding the impact to communities as a result of the closure of DuPont plants and alternatives that can be developed to help mitigate the impact of such closures in the future.

                            Stockholder's Statement

  Over the past decade DuPont has closed or sharply reduced the size of a great number of plants across the United States. In part as a result of these reductions, total U.S. employment has been cut almost in half over the past decade, from about 100,000 to just over 58,000. Almost without exception, these plants had been in operation for upward of 50 years and were located in rural areas where they were a primary employer for the community.

  Employees who lost their jobs as a result of these plant closures had often been with DuPont for many years. Once terminated, these employees could look forward to receiving a pension reduced 5% for every year they were under the age of 58 and 5% for every year of service less than 27.

  This combination of job loss and pension reduction can be devastating for the community in which the plant was located. For example, at the Martinsville, Virginia plant that just two years ago was reduced to a skeleton staff of about 60 employees, the overall loss to the community has been estimated at over $20 million per year. Many of the terminated employees, which were over 500 in number, were not able to gain comparable employment. They had to take minimum wage level jobs or move to another town in the hope of a better opportunity. For a small, sleepy southern town located in the foothills of the Shenandoah Mountains, this was a blow of monumental import.

  There are other, equally substantial costs to the community. In a number of locations where DuPont has closed its plants, as well as at Martinsville, there have been environmental issues that have made it difficult for the site to be put to full productive use. The community is left with not only an eyesore, but one that cannot be of any substantial economic benefit. The buildings simply remain, undergoing gradual deterioration.

  DuPont has concluded that it often has no option but to close a plant, particularly those in its old line industries such as fibers and chemicals. For this reason, it is imperative that attention be paid to the impact of these closures on the communities in which the plants are located. This is particularly true given the close relationship between DuPont and the communities where it has been operating for many years. Establishing the proposed committee will be a first step toward understanding and dealing with future plant closings.

                      Position of the Board of Directors
   The Board of Directors recommends that you vote "AGAINST" this proposal.

  DuPont shares the proponent's desire to minimize the potential impact on employees and communities where a plant reduction or closure occurs. In the limited circumstances where reduction or closure of a DuPont facility has been necessary, DuPont has worked closely with local community leaders, union representatives and other affected parties to address concerns. The Board believes it already receives appropriate information about plant closings and reductions and therefore believes the proposed report to the Board is unnecessary.

  DuPont provides a wide range of resources and benefits to employees impacted by a plant closure or reduction. Employment opportunities at other DuPont facilities are communicated to employees so they can take advantage of such positions if they wish to continue their employment with the Company at another location. If employees do not continue employment with DuPont at another facility, the Company offers a comprehensive separation package, including, among other benefits, Career Transition Financial Assistance. In addition, outplacement assistance, education and retraining grants of up to $5,000 per employee and continuation of health care benefits are provided for a transition period.

  It is the Company's practice to provide the community affected by a plant closure or reduction with significant advance notice of the decision, and to communicate and work closely with community leaders to help minimize any impact the reduction or closure may have on the community at large.

                                 OTHER MATTERS

  The Board of Directors knows of no other proposals that may properly be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

                        DIRECTIONS TO PLAYHOUSE THEATRE

FROM PHILADELPHIA ON I-95 SOUTH         FROM BALTIMORE ON I-95 NORTH
I-95 South will be closed at the
Pennsylvania state line due to
construction. This is an
alternate route.


1.  Follow I-95 South, bear right       1.  Follow I-95 North to Wilmington
    to 495, Exit 6 marked "Naamans          Exit 7 marked "Route 52, Delaware
    Road."                                  Avenue."
2.  Turn right onto Naamans Road        2.  From right lane take Exit 7 onto
    (Route 92 West) continue for            Adams Street.
    2.5 miles.                          3.  At the third traffic light on Adams
3.  Turn left onto Foulk Road               Street, turn right onto 11th
    (Route 261 South), continue             Street.
    for 3.7 miles to end.               4.  Follow 11th Street marked "52
4.  Turn left onto 202 South (stay          South, Business District" through
    in right lane).                         Delaware Ave. intersection, bear
5.  Stay right, follow 202 South            left, continuing on 11th Street.
    .5 miles to I-95 South.            5.   Follow 11th Street through four
6.  Stay right to Exit 7A marked            traffic lights.
   "52 South, Delaware Ave."           6.   Playhouse Theatre is on the right
7.  Follow exit road (11th Street)          in the  Hotel du Pont Building.
    marked "52 South, Business
    District" through Delaware Ave.
    intersection, bear left,
    continuing on 11th Street.
8.  Follow 11th Street through
    four traffic lights.
9.  Playhouse Theatre is on the
    right in the Hotel du Pont
    Building.


                              Downtown Wilmington

                        [Directional Map Appears Here]

                                 www.dupont.com



[LOGO OF RECYCLED PAPER]

P
R
O    [LOGO]
X
Y                           PROXY/VOTING INSTRUCTION CARD
                     E. I. DU PONT DE NEMOURS AND COMPANY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints C. J. Crawford, C. O. Holliday, Jr., and
C. M. Vest, or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2000, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

As described on page 1 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in certain employee savings plans. A trustee for each plan will vote these shares as directed provided your voting instruction is received by April 20, 2000. A trustee for an employee savings plan may vote in its discretion all shares held in the plan for which no voting instructions are received. Other shares owned by you will be voted only if you sign and return a proxy card, vote by Internet or telephone, or attend the meeting and vote by ballot.

On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.


                                                    (Change of Address/Comments)
Nominees for the Election of Directors are:
-------------------------------------------     --------------------------------
01. A. J. P. Belda       08. G. Lindahl
02. C. J. Crawford       09. M. Naitoh          --------------------------------
03. L. C. Duemling       10. W. K. Reilly
04. E. B. du Pont        11. H. R. Sharp, III   --------------------------------
05. C. O. Holliday, Jr.  12. C. M. Vest
06. D. C. Hopkins        13. S. I. Weill        --------------------------------
07. L. D. Juliber                               (If you have written in the
                                                above space, please mark the
                                                corresponding box on the
                                                reverse side of this card)


  Your shares will not be voted unless you vote by internet or telephone as described on the reverse side, or sign and return this card
--------------------------------------------------------------------------------
      FOLD AND DETACH HERE - IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


                           E. I. DU PONT DE NEMOURS
                                 AND COMPANY

                        Annual Meeting of Stockholders

                                April 26, 2000
                                  10:30 a.m.

                            The Playhouse Theatre
                               DuPont Building
                              1007 Market Street
                             Wilmington, Delaware

[X]Please mark your
   votes as in this
   example.

When properly executed this proxy will be voted in the manner directed herein.
  If no direction is made, this proxy will be voted FOR proposals 1 and 2 and
                        AGAINST proposals 3 through 5.

The Board of Directors recommends a vote "FOR" Board proposals 1 and 2.
------------------------------------------------------------------------

                                FOR             WITHHELD
1. On Election                  [ ]               [ ]
of Directors.
(see reverse)

2. On Independent Accountants   FOR             AGAINST         ABSTAIN
                                [ ]               [ ]             [ ]


To withhold authority to vote for any nominee, specify name below:

-------------------------------------------------------

The Board of Directors recommends a vote "AGAINST" the following stockholder proposals.

3. On Political Nonpartisanship  FOR             AGAINST         ABSTAIN
                                 [ ]               [ ]             [ ]

4. On Employment Matters         FOR             AGAINST         ABSTAIN
                                 [ ]               [ ]             [ ]


5. On Plant Closure              FOR             AGAINST         ABSTAIN
                                 [ ]               [ ]             [ ]


Send Annual Meeting Ticket [ ]

Discontinue Annual Report Mailing for this Account [ ]

Change of Address/Comments [ ]


SIGNATURE(S)_________________________________________ DATE___________________
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.
--------------------------------------------------------------------------------
      FOLD AND DETACH HERE - IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


                        VOTE BY INTERNET OR BY TELEPHONE
                 Quick & Easy - 24 hours a day, 7 days a week
DuPont encourages stockholders to take advantage of two cost-effective and convenient alternatives to vote your shares-by Internet or telephone.

  Log onto the Internet and type: http://www.eproxyvote.com/dd
  . Have this proxy form ready and follow the simple instructions on the web site.
  . You will be able to elect to access future Annual Meeting proxy materials via the Internet.

On a touch-tone phone, call toll-free 1-877-779-8683 (outside the US and Canada, call collect 201-536-8073) and you will hear these instructions:
  . Enter the last four digits of your social security number; and . Enter the control number from the box above (just below the perforation on the proxy card.)
  .  You will then have two options:
     OPTION 1: to vote as the Board of Directors recommends for all proposals;
     or
     OPTION 2: to vote on each proposal separately.
  .  Your vote will be repeated and you will be asked to confirm it.

Internet or telephone voting provides the same authorization to vote your shares as if you marked, signed, dated and returned the proxy/voting instruction card. If you vote by Internet or telephone, please do no mail your proxy card.
------------------------------------------------------------------------

                             THANK YOU FOR VOTING.

                     E. I. du Pont de Nemours and Company

                         2000 Telephone Voting Script

             ----------------------------------------------------
                  Toll Free: 1-877-PRX-VOTE or 1-877-779-8683
             ----------------------------------------------------


1. Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.

2. Enter the Voter Control Number as it appears on the card followed by the pound sign.

3.   One moment please while we verify your information.

4. Enter the last four digits of the U.S. Social Security number or the U.S. taxpayer identification number for this account followed by the pound sign.

5.   The company that you are voting is E. I. du Pont de Nemours and Company.

6. Your vote is subject to the same terms and authorizations as indicated on the proxy card. It also authorizes the named proxies to vote according to the instructions at the meeting of the stockholders.

7. To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2.
          If 1, go to Playback.
                      --------
          If 2, go to 8.

8. Item #1. To vote for Election of Directors press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3.
          If 1, go to 9.
          If 2, go to 9.
          If 3, go to Director Exception.
                      ------------------

               -----------------------------------------------------------------
               Director Exception
               ------------------
               Enter the 2-digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or if you have completed voting on directors, press the pound key again.
                    If pound key entered twice, go to the next item.
                    If valid nominee number, go to Next Nominee.
                                                   ------------

               Next Nominee
               ------------
               To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key, or if you have completed voting on directors press the pound key again.
                    If pound key entered twice, go to the next item.
                    If valid nominee number, go to Next Nominee.
                                                   ------------

               Invalid Nominee Number
               ----------------------
               You have entered an invalid nominee number
                    (Go to Next Nominee.)
                           ------------
              ------------------------------------------------------------------

9. Item #2. To vote for Independent Accountants, press 1; against, press 2; abstain, press 3.
          If 1, go to 10.
          If 2, go to 10.
          If 3, go to 10.

10. Item #3. To vote for Political Nonpartisanship, press 1; against, press 2; abstain, press 3.
          If 1, go to 11.
          If 2, go to 11.
          If 3, go to 11.

11. Item #4. To vote for Employment Matters, press 1; against, press 2; abstain, press 3.
          If 1, go to 12.
          If 2, go to 12.
          If 3, go to 12.

12. Item #5. To vote for Plant Closure, press 1; against, press 2; abstain, press 3.
          If 1, go to 13.
          If 2, go to 13.
          If 3, go to 13.

13. If you would like for us to send an Annual Meeting Ticket, press 1. If not, press 2.
          If 1, go to 14.
          If 2, go to 14.

14. If you would like to discontinue mailing an annual report to this account, press 1. If not, press 2.
          If 1, go to 15.
          If 2, go to 15.

15.  You have cast your vote as follows:

          ----------------------------------------------------------------------
          Playback (Playback the appropriate vote for this proxy card.)
          --------
          ----------------------------------------------------------------------
          Default Playback
          ----------------
          You have voted in the manner recommended by the Board of Directors.

          Director Proposal Playback
          --------------------------
          Voted for all nominees: Item #. You have voted for all nominees.
          ----------------------

          Withhold from all nominees: Item #. You have voted to withhold your
          --------------------------
          vote from all nominees.

          Withhold from individual nominees: Item #. You have voted for all
          ---------------------------------
          nominees except for the following nominee numbers

          For/Against/Abstain Proposal Playback
          -------------------------------------
          Item # (For/Against/Abstain)
          ----------------------------------------------------------------------

16.  To Confirm your vote, press 1. To cancel your vote, press 2.
          If 1, go to 18.
          If 2, go to 17.

17. Your vote has been cancelled. If you wish to vote another card, press 1. Otherwise, please hang up and mark, sign, and return your card in the envelope provided. Thank you for calling.

18. Your vote has been successfully recorded. It is not necessary for you to mail your card. If you wish to vote another card or change your vote, press
     1. Otherwise, please hang up. Thank you for voting.

              ------------------------------------------------------------------
               Invalid Control Numbers
               -----------------------
               We are unable to authenticate the information that you entered.

               No Key Pressed
               --------------
               Go to the same item (repeat three times); otherwise, go to Error.
                                                                          -----

               Invalid Number
               --------------
               Go to the same item (repeat three times); otherwise, go to Error.
                                                                          -----

               Error
               -----
               We are unable to process your request at this time. Thank you for calling.
                    (Call ends.)
              ------------------------------------------------------------------

[LOGO OF DU PONT]

The miracles of science

VOTE      Welcome!
BY NET
          Name Line
          Address Line
          City, State Zip Line

          e-mail address:
          ==========================

          ==========================


                                    Proceed

[LOGO OF DUPONT]
The miracles of science


                         PROXY/VOTING INSTRUCTION CARD
                     E. I. DU PONT DE NEMOURS AND COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints C. J. Crawford, C. O. Holliday, Jr., and
C. M. Vest, or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 26, 2000, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

As described in the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in certain employee savings plans. A trustee for each plan will vote these shares as directed provided your voting instruction is received by April 20, 2000. A trustee for an employee savings plan may vote in its discretion all shares held in the plan for which no voting instructions are received. Other shares owned by you will be voted only if you sign and return a proxy card, vote by Internet or telephone, or attend the meeting and vote by ballot.

On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.


                   The Board of Directors Recommends a Vote
                       "FOR" all Nominees for Director.
                               "FOR" Proposal 2.
                        "AGAINST" Proposals 3, 4 and 5.
================================================================================
Check this box to cast your vote in accordance with the recommendations of the Board of Directors


The Board Recommends a Vote "FOR" all Nominees for Director.

                    For All Nominees              Withhold
                    Except As Noted               As To All
                         Below                    Nominees

1.   Election of Directors

Or, check the box for the Director(s) from whom you wish to withhold your vote:
          A. J. P. Belda           C. J. Crawford                L. C. Duemling

          E. B. du Pont            C. O. Holliday, Jr.           D. C. Hopkins

          L. D. Juliber            G. Lindahl                    M. Naitoh

          W. K. Reilly             H. R. Sharp, III              C. M. Vest

          S. I. Weill

The Board Recommends a Vote "FOR" Proposal 2.

                                             For     Against     Abstain

2. On Independent Accountants


The Board Recommends a Vote "AGAINST" Proposals 3, 4 and 5.

                                             For     Against     Abstain

3. On Political Nonpartisanship

                                             For     Against     Abstain

4. On Employment Matters

                                             For     Against     Abstain

5. On Plant Closure


================================================================================
Check the box below, if the option applies to you.

     I will attend the Annual Meeting.

     Please discontinue Annual Report Mailings for this Account.


To submit your vote please click the button below.
(Your vote will not be counted until the Submit Your Vote button is clicked.)


                               Submit Your Vote

[LOGO OF DUPONT]

The miracles of science

VOTE      Your proxy vote has been recorded as follows:
BY NET
          =====================================
          1. Election of Directors


          =====================================
          2. On Independent Accountants


          =====================================
          3. On Political Nonpartisanship


          =====================================
          4. On Employment Matters


          =====================================
          5. On Plant Closure


          =====================================

          Please review your vote. If this is incorrect, please use the Back button on your browser, change your vote and resubmit. If this is correct, please click the button below.

                                    Proceed

[LOGO OF DUPONT]

     The miracles of science

VOTE      Success! Your vote has been cast and will be tabulated by EquiServe
BY NET    within 24 hours. Please take a moment to review the options below.
          ======================================================================

          If you wish to receive all future E. I. du Pont de Nemours and Company Annual Meeting materials, such as, annual report, proxy statement and your voter control number, online, click the button below.

                                    Proceed

          If you wish to submit comments to E. I. du Pont de Nemours and Company, click the button below.


                                Submit Comments

          If you wish to submit an address change request for this account, click the button below.

                                    Proceed

          You can now vote another proxy card or exit to the E. I. du Pont de
                                                             ----------------
          Nemours and Company homepage or EquiServe's homepage.
          -------------------             -----------

                              Vote Another Proxy

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